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                                                                  Exhibit (e)(3)
                                                                  --------------

                          PULASKI FURNITURE CORPORATION
                         EMPLOYMENT CONTINUITY AGREEMENT
                         -------------------------------


     THIS AGREEMENT is between Pulaski Furniture Corporation, a Virginia corporation (the "Company"), and _____________ (the "Executive").

     The Company's Board of Directors (the "Board") acknowledges that Executive's contributions to the past growth and success of the Company have been and are expected to continue to be substantial. As a publicly held corporation, the Board recognizes that there exists a possibility of a change in control of the Company. The Board also recognizes that the mere possibility of such a change in control or transaction often creates uncertainty on the part of senior management and sometimes results in the departure of, the inability to recruit, or at least the distraction of, senior management from their day to day operating responsibilities.

     Outstanding management is essential to advancing the best interests of the Company and its shareholders. In the event of a threat or occurrence of a bid to acquire or change control of the Company or to effect a business combination, it is particularly important that the Company's business be continued with a minimum of disruption. Likewise, the Board has concluded that the objective of securing and retaining outstanding management is more likely achieved if the Company's key management employees are given assurances of employment security so they will not be distracted by personal uncertainties and risks created in the event such circumstances were to arise.

     The Board has approved entering into agreements with the Company's key management executives in order to help assure that the foregoing objectives are achieved. Executive is a key management executive of the Company. Accordingly, the Company and Executive enter into this Agreement to induce Executive to remain an employee of the Company and to continue to devote his full energies to the Company's affairs.

1.   Term.

     This Agreement is effective from the date of its execution by the Company ("Effective Date") for a term of three years (the "Initial Term"). This Agreement automatically continues in effect from year to year after expiration of the Initial Term unless the Company notifies the Executive in writing ninety (90) days before any anniversary of the Effective Date following the Initial Term that the Agreement will terminate as of that anniversary date. Notwithstanding the foregoing, no notice of termination of this Agreement under the preceding sentence shall be effective during an Employment Period as defined in Section 2 below.

2.   Employment Period

     a.   Employment Period. An Employment Period begins on the occurrence of a
          -----------------
          Control Change Date and ends three years following the Control Change Date.
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     b.   Effect of Termination During an Employment Period. Executive is
          -------------------------------------------------
          entitled to receive Continued Compensation (as defined below) according to the provisions of Section 3 if Executive's employment with the Company terminates during the term of this Agreement and during an Employment Period (as defined below) because of an event described in either Section 3(a) or 3(b), but subject to Executive's express offer to work that is rejected by the Company. If Executive's employment terminates during an Employment Period and an event described in Section 3(a) or 3(b) has not occurred, or in the event of Executive's death or Disability during the term of this Agreement, this Agreement terminates. For this purpose, "Disability" shall mean a "total disability" as defined under the Company's Long Term Disability Plan covering salaried employees.

     c.   Change in Control. For purposes of this Agreement, a Change of Control
          -----------------
          occurs if: (i) any Person or group (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) other than a Person who is not an Acquiring Person), at any time becomes the Beneficial Owner of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"), other than (A) through an acquisition of Voting Securities directly from the Company, (B) as a result of the Company's repurchase of Voting Securities if, thereafter, such Beneficial Owner purchases no additional Voting Securities, or (C) pursuant to a Business Combination (as defined below) that does not constitute a Change in Control pursuant to
          Section 2(c)(iii); (ii) Continuing Directors cease to constitute a majority of the members of the Board other than pursuant to a Business Combination that does not constitute a Change in Control pursuant to
          Section 2(c)(iii); (iii) the shareholders of the Company approve a reorganization, merger, share exchange or consolidation (a "Business Combination"), in each case, unless immediately following such Business Combination, (A) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Common Stock and Voting Securities outstanding immediately prior to such Business Combination Beneficially Own more than 80% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock and Voting Securities, as the case may be, (B) no Person (other than a Person who is not an Acquiring Person) Beneficially Owns 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business combination or the combined voting power of the then outstanding voting securities of such corporation and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination are Continuing Directors; or (iv) the shareholders of the Company approve a complete liquidation or dissolution of the Company or the sale or other disposition of all or

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          substantially all of the assets of the Company, in each case, unless immediately following such liquidation, dissolution, sale or other disposition, (A) more than 80% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then Beneficially Owned by all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Common Stock and Voting Securities outstanding immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of such Common Stock and Voting Securities, as the case may be, (B) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then Beneficially Owned by any Person (other than any Person who is not an Acquiring Person), and (C) at least a majority of the members of the board of directors of such corporation are Continuing Directors immediately following such sale or disposition; provided, however, that no Change of Control shall be deemed to occur as a result of any transaction undertaken by Pine Holdings, Inc. ("Parent"), Pine Acquisition Corp. ("Acquiror"), or any of their Affiliates or Associates (as those terms are defined in the Amended and Restated Rights Agreement referenced in the next paragraph) pursuant to the Agreement and Plan of Merger, dated as of March 29, 2000, by and among Parent, Acquiror and the Company.

          For purposes of the foregoing definition, the terms Acquiring Person,
                                                              ----------------
          Beneficial Owner, Company, Continuing Director, and Person shall have
          ----------------  -------  -------------------      ------
          the same definitions as set forth in the Company's Amended and Restated Rights Agreement dated as of December 15, 1997, as amended.

     d.   Control Change Date. For purposes of this Agreement, a Control Change
          -------------------
          Date is the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions

3.   Termination of Employment.

     a.   Termination by the Company. Executive is entitled to receive Continued
          --------------------------
          Compensation, as defined below, if Executive's employment is terminated by the Company during an Employment Period without Cause ("Cause" being limited to (i) Executive's acts of fraud, misappropriation or willful misconduct that is demonstrably and materially injurious to the property or business of the Company and/or the Company's subsidiaries or affiliates, monetarily or otherwise, or
          (ii) Executive's conviction of, or plea of no contest to, a felony or crime involving moral turpitude).

          For purposes of the definition of Cause, no act, or failure to act, on the

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          Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company or its subsidiaries or affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or upon the instructions of the Board (or a committee thereof) or a more senior officer, or upon the advice of counsel for the Company shall be conclusively presumed to have been done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and their subsidiaries and affiliates. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice of any such meeting is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive has acted in a manner constituting Cause, and specifying the particulars thereof in detail, or one of the events set forth in part (ii) of this Section 3(a) has occurred.

     b.   Voluntary Termination. Executive is entitled to receive Continued
          ---------------------
          Compensation if Executive voluntarily terminates employment during an Employment Period after (i) Executive does not receive salary increases comparable to the salary increases that Executive received in prior years or, if greater, that other executives in comparable positions receive in the current year; or (ii) Executive's compensation or employment related benefits are reduced; or (iii) Executive's status, title(s), office(s), working conditions, or management responsibilities are diminished (other than changes in reporting or management responsibilities required by applicable federal or state law); or (iv) Executive's place of employment is relocated more than fifty (50) miles from Pulaski, Virginia, without Executive's consent. Executive's voluntary termination under this Section must occur within six months after an event described in part
          (i), (ii), (iii), or (iv) of this Section 3(b), or within six months after the last in a series of such events.

     c.   Continued Compensation. Continued Compensation means an amount equal
          ----------------------
          to the Executive's annual base salary that would have been payable during the remainder of the Employment Period following Executive's termination (i) absent Executive's termination of employment and (ii) disregarding any reductions in such annual base salary during the Employment Period. Continued Compensation shall be paid in equal monthly installments during the remainder of the Employment Period following Executive's termination. Continued Compensation payments to Executive shall commence on the later of the fifteenth business day after Executive's employment termination or the first day of the month following his employment termination. At the Company's sole discretion, however, Continued Compensation payments may be commenced on an earlier date or paid in accordance with the Company's normal payroll practice relating to executives.

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          The Company may also elect to make a lump sum payment to Executive equal to the present value of all monthly installments of Continued Compensation due to Executive, on the later of the fifteenth business day after Executive's employment termination or the first day of the month following his employment termination (or such later time as mutually agreed upon by the Company and Executive). For purposes of the preceding sentence, a discount rate equal to 120 percent of the applicable Federal rate (determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended) (the "Code") compounded semiannually shall be used to calculate present value.

     d.   Benefits in Lieu of SERP Payments. If Executive becomes entitled to
          ---------------------------------
          Continued Compensation, he shall also be entitled to the payment described in this Section 3(d), which shall be in lieu of any amounts payable under the Company's Executive Supplemental Retirement Plan (the "SERP"). Executive shall be entitled to a benefit equal to the present value of the benefit he would have received under the SERP had he continued to work for the Company until age 65, divided by a fraction, the numerator of which is the sum of (i) the number of his actual years of Credited Service (as defined in the Pulaski Furniture Corporation Pension Plan for Employees, as amended (the "Pension Plan")) through the date of his termination and (ii) five, and the denominator of which is the number of years of Credited Service (as defined in the Pension Plan) he would have had if he had continued working until age 65. The benefit described in the preceding sentence shall be paid to Executive in a single sum on the date of his termination of employment, and shall be determined using the actuarial assumptions and methods in effect under the SERP as of the Control Change Date.

     e.   Restricted Stock. If (i) Executive is employed by the Company on the
          ----------------
          date of an event described in Section 2(c)(i), or (ii) or on the date of the consummation of a Business Combination, liquidation, dissolution or sale or disposition of assets described in Section 2(c)(iii) or (iv); or (ii) Executive's employment with the Company terminates during the Employment Period because of an event described in Section 3(a) or 3(b), but subject to Executive's express offer to work that is rejected by the Company, then any shares of common stock of the Company issued to Executive under the Company's 1991 Stock Incentive Plan or any other stock incentive plans adopted by the Company before or after the date of this Agreement, that are not then transferable and nonforfeitable ("restricted stock"), shall become transferable and nonforfeitable on the earlier of the dates identified in parts (i) and (ii) of this Section 3(e), notwithstanding any provision to the contrary in the agreement or plan governing the restricted stock award.

     f.   Other Payments or Benefits. In addition to any payments provided for
          --------------------------
          under this Agreement, Executive is entitled to all payments or benefits due to him under any other arrangement between Executive and the Company.

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4.   Offsets Against Continued Compensation.

     a.   General. Continued Compensation to which Executive otherwise is
          -------
          entitled under this Agreement may be reduced under this Section, but not below zero. Reductions in Continued Compensation must be made under this Section in the manner described in Section 4(c), and the Company must make any required determination or calculation in good faith.

     b.   Actual Earnings from Other Employment. Executive is not required to
          -------------------------------------
          seek or accept any employment following a termination of employment with the Company. If Executive obtains any employment during the months remaining in Executive's Employment Period after his termination date, however, Continued Compensation must be reduced by all wages, salaries, professional fees and other amounts received by Executive as compensation for such employment during those months.

     c.   Method of Reducing Continued Compensation. If Continued Compensation
          -----------------------------------------
          must be reduced under this Section 4, either (i) the Company must reduce installment payments of Continued Compensation by the appropriate amounts; or (ii) within ninety days after the Company determines that this Section requires a reduction, Executive must refund to the Company the amount required so that Executive retains a total amount of Continued Compensation equal to the present value, using a discount rate equal to 120 percent of the applicable Federal rate (determined under Section 1274(d) of the Code) compounded semiannually, of the amount he would retain if installment payments were reduced under this sentence. To prevent hardship, repayment of Continued Compensation under this Section may be made by Executive in installments if and as permitted in the Company's sole discretion.

5.   Reduction of Parachute Payments.

     If any payment that Executive has the right to receive from the Company (including Continued Compensation payments) or any affiliated entity or any payment or benefit under any plan or agreement maintained by the Company or any affiliated entity would otherwise constitute an "excess parachute payment" (as defined in Code Section 280G), all such payments (other than payments received under Section 7) must be reduced (but not below zero) to the largest amount that will result in no portion of any such payment being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction pursuant to this subsection must be made by the Company in good faith, before any such payments are due and payable to Executive.

6.   Restriction on Executive's Conduct.

     a.   No Interference. For so long as the Executive is employed by the
          ---------------
          Company, Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other

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          than the Company or one of its affiliates), directly or indirectly, intentionally solicit, endeavor to entice away from the Company (or any of its affiliates), or otherwise interfere with the relationship of the Company (or any of its affiliates) with any person who is employed by or otherwise engaged to perform services for the Company (or any of its affiliates) including, but not limited to, any independent representatives or organizations, or any person or entity that is a customer of the Company (or any of its affiliates); provided, however, that if a customer of the Company (or any of its affiliates) also engages in business in areas outside of Virginia that are not served by the business of the Company (and/or any of its affiliates) with which the Executive is involved, the Board may determine, in an appropriate situation, that the solicitation of such customer in such areas does not violate the restrictions of this
          Section 6(a).

     b.   Confidential Information. The Executive covenants and agrees with the
          ------------------------
          Company that he will not at any time, during or after employment with the Company, except in performance of the Executive's obligations to the Company or with the prior express written consent of the Board, directly or indirectly, intentionally or unintentionally, disclose any Confidential Information that he may learn or has learned by reason of his employment or association with the Company or any of its affiliates, or any predecessors to its business, or use any such information for his own personal benefit or gain. The term "Confidential Information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's management with respect to the products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, fee or rate information, customer lists, financial information (including without limitation the revenues, costs or profits associated with any of the Company's (or any of its affiliates') activities or products), business plans, prospects, opportunities or other information of the Company or any of its affiliates. Confidential Information shall not include information which (i) is or becomes generally available to the public other than as a result of disclosure by the Executive in violation of this
          Section 6(b) or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive understands and agrees that the rights and obligations set forth in this Section 6(b) extend beyond the Employment Period.

     c.   Exclusive Property. The Executive confirms that all Confidential
          ------------------
          Information is and shall remain the exclusive property of the Company and its affiliates. All business records, papers and documents kept or made by the Executive relating to the business of the Company (or any of its affiliates) or any Confidential Information shall be and remain the property of the Company and its affiliates. Upon termination of employment or upon the request of the Company at any time, the Executive shall promptly deliver to the Company and shall not without the prior express written consent of the Company retain, any and all copies of (i) any

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          written materials not previously made available to the public, or (ii)
          records and documents made by the Executive or coming into his possession concerning any Confidential Information regarding the business or affairs of the Company or any predecessors to its business, or any of its affiliates. The Executive understands and agrees that the rights and obligations set forth in this Section 6(c) extend beyond the Employment Period.

     d.   Covenant Not to Compete. During the Employment Period if Executive's
          -----------------------
          employment with the Company terminates other than as a result of an event described in Section 3(a) or 3(b), the Executive shall not compete, directly or indirectly, with the Company or its affiliates within fifty (50) miles of any geographic area in which the Company or its affiliates has material business interests with which the Executive is involved at the time of the termination of the Executive's employment. If it is judicially determined that this provision, or any portion thereof, is unenforceable under applicable law(s) (statutes, common law or otherwise), then it is hereby agreed by the Executive and the Company that the unenforceable portion shall be redrafted to the extent necessary to render it enforceable, while leaving the remaining portions intact. By agreeing to this contractual modification prospectively at this time, the parties intend to make this provision enforceable under the law(s) of all applicable states so that the entire agreement not to compete and/or this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modifications shall not affect the payments made to the Executive under this Agreement. The Executive acknowledges that his skills are such that he can be gainfully employed in noncompetitive employment and that the agreement not to compete will in no way prevent him from earning a living, that he has the financial resources to enter into this undertaking and has consulted with knowledgeable advisors before doing so.

     e.   Injunctive Relief. Without intending to limit the remedies available
          -----------------
          to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 6(a), (b), (c), or (d) may result in material irreparable injury to the Company or its affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by these Sections or such other relief as may be required to specifically enforce any of the covenants in these Sections.

7.   Legal Fees and Expenses.

     The Company must pay all legal fees and expenses, if any, incurred by Executive in obtaining, enforcing, or defending any right or benefit provided by this Agreement, whether successful or not, but only if any such action by Executive was undertaken in good faith.

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     As indicated in Section 5, payments under this Section are not subject to reduction under any other Section of this Agreement.

8.   Governing Law.

     This Agreement is construed according to the laws of the Commonwealth of Virginia.

9.   Amendment.

     This Agreement may not be amended except by the written agreement of Executive and the Company (with the Company acting by adoption of a resolution by the Board of Directors).

10.  Binding Effect.

     The parties agree that this Agreement is enforceable under the laws of the Commonwealth of Virginia. This Agreement is binding on the Company, its successors, and assigns and on Executive and his personal representatives. If the Company is consolidated or merged with or into another corporation, or if another entity purchases all or substantially all of the Company's assets, the surviving or acquiring corporation succeeds to the Company's rights and obligations under this Agreement. This Agreement inures to the benefit of and is enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive dies while any amounts are payable under this Agreement following a Control Change Date, all such amounts, unless otherwise provided, must be paid in accordance with the terms of this Agreement to Executive's spouse, or if none, to his devisee, legatee, or other designee or, if there be no such designee, to his estate.

11.  Notice.

     For purposes of this Agreement, notices and all other communications must be in writing and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Executive or his personal representative at his last known address. All notices to the Company must be directed to the attention of the Chairman of the Board or the President and Chief Executive Officer, if Executive is not such officer, as applicable. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change of address are effective only upon receipt.

12.  Miscellaneous.

     No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and the Company. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement does not affect the validity or

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     enforceability of any other provision of this Agreement, which remains in full force and effect.

13.  No Assignment.

     Executive may not assign, alienate, anticipate, or otherwise encumber any rights, duties, or amounts that he might be entitled to receive under this Agreement.

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

     The parties have executed this Agreement effective as of this 29th day of March 29, 2000.


                               Pulaski Furniture Corporation



                               By:
                                  --------------------------------------------
                                  Chairman of Board



                               -----------------------------------------------

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